Exhibit 99.B(14)

Consent of Independent Registered Public Accounting Firm

The Board of Directors/Trustees and Shareholders
ING Series Fund, Inc. and ING Mutual Funds:

We consent to the use of our reports dated December 22, 2006, incorporated herein by reference, on the financial statements of ING International Equity Fund (formerly known as ING International Growth Fund), a series of ING Series Fund, Inc., and ING Index Plus International Equity Fund, a series of ING Mutual Funds, and to the reference to our firm under the caption “Financial Highlights” in the proxy statement/prospectus.

/s/ KPMG LLP

Boston, Massachusetts

September 7, 2007